++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. NEITHER THIS PROSPECTUS SUPPLEMENT NOR THE PROSPECTUS TO + +WHICH IT RELATES SHALL CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN + +OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN +
+WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO             +
+REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED JANUARY 21, 1997
           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY  , 1997

                                  $165,000,000

                     GREAT WESTERN FINANCIAL TRUST II

                       % CAPITAL SECURITIES, SERIES A

             (LIQUIDATION AMOUNT $1,000 PER CAPITAL SECURITY)
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                    GREAT WESTERN FINANCIAL CORPORATION

                                  -----------

  The % Capital Securities, Series A (the "Capital Securities") offered hereby represent preferred undivided beneficial interests in the assets of Great Western Financial Trust II, a statutory business trust formed under the laws of the State of Delaware (the "Trust"). Great Western Financial Corporation, a Delaware corporation ("GWFC"), will own all the common securities (the "Common Securities" and, together with the Capital Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust. The Trust exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in an equivalent amount of % Subordinated Deferrable Interest Notes due 2027 (the "Subordinated Notes") of GWFC. The Subordinated
Notes will mature on           , 2027, subject to GWFC's right to shorten the
maturity. Upon an event of a default under the Declaration (as defined herein), the holders of Capital Securities will have a preference over the holders of the Common Securities with respect to payments in respect of distributions and payments upon redemption, liquidation and otherwise.
                                                        (continued on next page)

                                  -----------

  SEE "RISK FACTORS" COMMENCING ON PAGE S-4 FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE CAPITAL SECURITIES.

                                  -----------

    THESE SECURITIES ARE NOT  SAVINGS ACCOUNTS OR DEPOSITS  AND WILL NOT BE
        INSURED  BY  THE  FEDERAL DEPOSIT  INSURANCE  CORPORATION,  THE
            UNITED  STATES OR  ANY  AGENCY OR  FUND  OF THE  UNITED
                STATES.

                                  -----------

THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

                                  INITIAL PUBLIC   UNDERWRITING  PROCEEDS TO THE
                                 OFFERING PRICE(1) COMMISSION(2) TRUST(1)(3)(4)
                                 ----------------- ------------- ---------------
Per Capital Security............     $1,000.00          (3)         $1,000.00
Total...........................   $165,000,000         (3)       $165,000,000

-----
(1) Plus accrued distributions, if any, from the date of original issuance.
(2) GWFC and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) In view of the fact that the proceeds of the sale of Capital Securities will be invested in Subordinated Notes of GWFC, GWFC has agreed to pay the Underwriters as compensation for their arranging the investment therein of
    such proceeds $   per Capital Security (or $    in the aggregate). See
    "Underwriting."
(4) Before deducting estimated expenses of $    payable by GWFC.

                                  -----------

  The Capital Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Capital Securities will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company in New York, New York, on or about January , 1997, against payment therefor in immediately available funds.

GOLDMAN, SACHS & CO.                                       MERRILL LYNCH & CO.
LEHMAN BROTHERS                                              SMITH BARNEY INC.

                                  -----------

           The date of this Prospectus Supplement is January  , 1997.

(continued from previous page)

  Holders of the Capital Securities are entitled to receive cumulative cash
distributions at an annual rate of   % of the liquidation amount of $1,000 per
Capital Security ("distributions"), accruing from the date of original
issuance and payable semi-annually in arrears on      and      of each year,
commencing    , 1997 (each a "Distribution Date"). The first distribution will
be in an amount equal to $   per Capital Security. The payment of
distributions out of moneys held by the Trust and payments on liquidation of the Trust or the redemption of Capital Securities, as set forth below, are guaranteed by GWFC (the "Guarantee") to the extent the Trust has funds available therefor as described under "Description of Guarantee" in the accompanying Prospectus. The obligations of GWFC under the Guarantee are subordinate and junior in right of payment to all other liabilities of GWFC and pari passu with the most senior preferred or preference stock issued, from time to time, if any, by GWFC. The obligations of GWFC under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness (as defined herein) and any other subordinated debt (unless otherwise stated) of GWFC, which aggregated approximately $673 million at September 30, 1996, and rank pari passu with GWFC's other general unsecured creditors. In addition, because GWFC is a holding company, its obligations under the Guarantee and the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1996, the subsidiaries of GWFC had total liabilities of approximately $39.9 billion.

  The distribution rate and the distribution and other payment dates for the Capital Securities will correspond to the interest rate and interest and other payment dates on the Subordinated Notes, which will be the sole assets of the Trust. As a result, if principal or interest is not paid on the Subordinated Notes, no amounts will be paid on the Capital Securities. If GWFC does not make principal or interest payments on the Subordinated Notes, the Trust will not have sufficient funds to make distributions on the Capital Securities, in which event the Guarantee will not apply to such distributions until the Trust has sufficient funds available therefor.

  GWFC has the right to defer payments of interest on the Subordinated Notes by extending the interest payment period on the Subordinated Notes at any time for up to 10 consecutive semi-annual periods (each an "Extension Period"). If interest payments are so deferred, distributions will also be deferred. During such Extension Period, distributions will continue to accrue with interest thereon (to the extent permitted by applicable law) at the then applicable annual rate compounded semi-annually, and during any Extension Period, holders of Capital Securities will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Subordinated Notes and hence on the Capital Securities. Extension of the interest payment period will not extend the maturity date of the Subordinated Notes. See "Risk Factors--Option to Extend Interest Payment Period," "Description of the Subordinated Notes--Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences-- Interest Income and Original Issue Discount."

  The Subordinated Notes are redeemable by GWFC, in whole or in part, from
time to time, on or after    , 2007, or at any time in certain circumstances
upon the occurrence of a Tax Event (as defined herein) or in whole (but not in part) for a limited time upon the occurrence of a Capital Treatment Event (as defined herein). If GWFC redeems Subordinated Notes, the Trust must redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes to be redeemed at $1,000 per Trust Security plus accrued and unpaid distributions thereon and the related amount of premium, if any, paid by GWFC upon the concurrent redemption of Subordinated Notes (the "Redemption Price") to the date fixed for redemption. See "Description of the Offered Capital Securities--Redemption." The Trust Securities will be redeemed upon maturity of the Subordinated Notes. The
Subordinated Notes mature on    , 2027, but the maturity date may be shortened
as described under "Description of the Subordinated Notes--Right to Shorten Maturity." In addition, upon the occurrence of a Special Event (as defined herein) arising from a change in law or a change in legal interpretation, unless the Subordinated Notes are redeemed in the limited circumstances described herein, the Trust shall be dissolved, with the result that the Subordinated Notes will be distributed to the holders of the Trust Securities, on a pro rata basis. See "Description of the Offered Capital Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

  GWFC will have the right at any time to terminate the Trust and cause the Subordinated Notes to be distributed to the holders of the Capital Securities in liquidation of the Trust. See "Description of Offered Capital Securities-- Liquidation of Trust and Distribution of Subordinated Notes to Holders." In the event of the termination of the Trust, after satisfaction of liabilities to creditors of the Trust as required by applicable law, the holders of the Capital Securities will be entitled to receive a liquidation amount of $1,000 per Capital Security plus accumulated and unpaid distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Subordinated Notes, subject to certain exceptions. See "Description of Offered Capital Securities--Liquidation Distribution Upon Dissolution."

  In the event of the involuntary or voluntary liquidation, dissolution, winding up or termination of the Trust, the holders of the Trust Securities will be entitled to receive for each Trust Security a liquidation amount of $1,000 plus accrued and unpaid distributions thereon (including interest thereon) to the date of payment, unless, in connection with such dissolution, the Subordinated Notes are distributed to the holders of the Trust Securities. See "Description of the Offered Capital Securities--Liquidation Distribution Upon Dissolution."

  The Capital Securities will be represented by global certificates registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in the Capital Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described in this Prospectus Supplement and in the accompanying Prospectus, Capital Securities in certificated form will not be issued in exchange for the global certificates. See "Book-Entry Only Issuance--The Depositary Trust Company."

                               ----------------

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS THAT STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE THAT MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                 RISK FACTORS

  Prospective purchasers of Capital Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

RANKING OF SUBORDINATE OBLIGATIONS UNDER THE GUARANTEE AND SUBORDINATED NOTES

  GWFC's obligations under the Guarantee are subordinate and junior in right of payment to all liabilities of GWFC and pari passu with the most senior preferred or preference stock outstanding, from time to time, if any, of GWFC. The obligations of GWFC under the Subordinated Notes are subordinate and junior in right of payment to all present and future Senior Indebtedness and any other subordinated debt (unless otherwise stated) of GWFC and pari passu with obligations to or rights of GWFC's other general unsecured creditors. As of September 30, 1996, Senior Indebtedness aggregated approximately $673 million. In addition, because GWFC is a holding company, its obligations under the Guarantee and the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1996, such subsidiaries had total liabilities of approximately $39.9 billion. There are no terms in the Capital Securities, the Subordinated Notes or the Guarantee that limit the ability of GWFC or its subsidiaries (other than the Trust) to incur additional indebtedness, including indebtedness that ranks senior to the Subordinated Notes and the Guarantee. See "Description of Guarantee--Status of the Guarantee" and "Description of Debt Securities-- Particular Terms of the Subordinated Debt Securities Issued to the Trust" in the accompanying Prospectus, and "Description of the Subordinated Notes-- Subordination" herein.

  The ability of the Trust to pay amounts on the Capital Securities is solely dependent upon GWFC making payments on the Subordinated Notes as and when required.

RIGHTS UNDER THE GUARANTEE

  The Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The First National Bank of Chicago will act as indenture trustee under the Guarantee for the purposes of compliance with the Trust Indenture Act (the "Guarantee Trustee"). The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Capital Securities.

  The Guarantee guarantees to the holders of the Capital Securities the payment of (i) any accrued and unpaid distributions that are required to be paid on the Capital Securities, to the extent the Trust has funds available therefor, which funds would exist only to the extent GWFC has made a payment of interest or principal on the Subordinated Notes, (ii) the Redemption Price, including all accrued and unpaid distributions with respect to Capital Securities called for redemption by the Trust, to the extent the Trust has funds available therefor, which funds would exist only to the extent GWFC has made a payment of interest or principal or premium, if any, on the Subordinated Notes, and (iii) upon a voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (other than in connection with the distribution of Subordinated Notes to the holders of Capital Securities or the redemption of all the Capital Securities), the lesser of (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the Capital Securities to the date of the payment to the extent the Trust has funds available therefor and (b) the amount of assets of the Trust remaining available for distribution to holders of the Capital Securities in liquidation of the Trust. The holders of a majority in liquidation amount of the Capital Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee. If GWFC were to default on its obligation to pay amounts payable on the Subordinated Notes, the Trust would lack available funds for the payment of distributions or amounts payable on redemption of the Capital Securities or otherwise, and, in such event, holders of the Capital Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, holders of the Capital Securities would rely on the enforcement of the rights against GWFC pursuant to the terms of the Subordinated Notes. See "Description of Guarantee" and "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust" in the accompanying Prospectus. The Declaration provides that each holder of Capital Securities, by acceptance thereof, agrees to the provisions of the Guarantee, including the subordination provisions thereof, and the Subordinated Indenture (as defined in the accompanying Prospectus).

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF CAPITAL SECURITIES

  If a Declaration Event of Default (as defined herein) occurs and is continuing, then the holders of a majority in aggregate liquidation amount of the Capital Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Subordinated Notes. If an Event of Default with respect to the Subordinated Notes, constituting the failure to pay interest or principal or premium, if any, on the Subordinated Notes on the date such interest or principal or premium is otherwise payable, has occurred and is continuing, then a holder of Capital Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of or premium, if any, or interest on the Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Capital Securities of such holder on or after the respective due date specified in the Subordinated Notes. The holders of Capital Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Notes unless the Property Trustee fails to do so.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  GWFC has the right under the Subordinated Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period at any time, and from time to time, on the Subordinated Notes in accordance with the terms thereof. As a consequence of such an extension, semi-annual distributions on the Capital Securities would be deferred (but despite such deferral would continue to accrue with interest thereon compounded semi-annually) by the Trust during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Notes is limited to a period not exceeding 10 consecutive semi-annual periods. The extension of the interest payment period will not extend the maturity date of the Subordinated Notes. In the event that GWFC exercises this right to defer interest payments, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay dividends on, or make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC that rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) above does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period (as defined), GWFC may further extend the interest payment period; provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual periods. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may commence a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Offered Capital Securities-- Distributions" and "Description of the Subordinated Notes--Option to Extend Interest Payment Period."

  Should GWFC exercise its right to defer payments of interest on the Subordinated Notes by extending the interest payment period thereon, each holder of Capital Securities will be required to accrue income (in the form of original issue discount) in respect of its pro rata share of the Subordinated Notes held by the Trust for United States federal income tax purposes. As a result, a holder of Capital Securities will be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and will not receive the cash related to such income from the Trust if the holder disposes of the Capital Securities prior to the record date for the payment of distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

  GWFC has no intention of exercising its right to defer payments of interest by extending the interest payment period on the Subordinated Notes and considers the likelihood of it exercising that right is remote. However, should GWFC determine to exercise such right in the future, the market price of the Capital Securities is likely to be affected. A holder that disposes of its Capital Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Capital Securities. In addition, as a result of the existence of GWFC's right to defer interest payments, the market price of the Capital Securities (which represent an undivided beneficial interest in the Subordinated Notes) may be more volatile than other securities to which such rights do not apply.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  Upon the occurrence of a Special Event, the Trust shall be dissolved, except in the limited circumstance described below under "Description of the Offered Capital Securities--Special Event Redemption or Distribution," with the result that the Subordinated Notes would be distributed to the holders of the Trust Securities in connection with the liquidation of the Trust. In certain circumstances relating to a Tax Event, GWFC shall have the right to redeem the Subordinated Notes, in whole or in part, in lieu of a distribution of the Subordinated Notes by the Trust, in which event the Trust will redeem the Trust Securities on a pro rata basis to the same extent as the Subordinated Notes are redeemed by GWFC. See "Description of the Offered Capital Securities--Special Event Redemption or Distribution."

  There can be no assurance as to the market prices for the Capital Securities or the Subordinated Notes that may be distributed in exchange for Capital Securities if a dissolution or liquidation of the Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Subordinated Notes that a holder of Capital Securities may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities. Because holders of Capital Securities may receive Subordinated Notes upon the occurrence of a Special Event, prospective purchasers of Capital Securities are also making an investment decision with regard to the Subordinated Notes and should carefully review all the information regarding the Subordinated Notes contained herein and in the accompanying Prospectus. See "Description of the Offered Capital Securities--Special Event Redemption or Distribution" and "Description of the Subordinated Notes."

  See "Possible Tax Law Changes Affecting the Capital Securities" below for a discussion of certain legislative proposals that, if adopted, could give rise to a Tax Event, which may permit GWFC to cause a redemption of the Capital Securities prior to , 2007 or to shorten the maturity of the Subordinated Notes to a date not earlier than 19 1/2 years after the date of initial issuance of the Subordinated Notes, which would result in the redemption of the Capital Securities on such date.

CAPITAL TREATMENT EVENT REDEMPTION

  Upon the occurrence and during the continuation of a Capital Treatment Event, GWFC has the right to redeem the Subordinated Notes in whole (but not in part) at any time within 90 days following the occurrence of such Capital Treatment Event and thereby cause a mandatory redemption of the Capital Securities.

  A "Capital Treatment Event" means that GWFC (or its successor) is, becomes or pursuant to law or regulation will become within 180 days, subject to capital requirements under which all or any portion of the Capital Securities would not constitute Tier 1 Capital applied as if GWFC (or its successor) were a bank holding company (as that concept is used in the guidelines or regulations issued by the Board of Governors of the Federal Reserve System ("Federal Reserve Board") as of the date of this Prospectus Supplement) or its then equivalent ("Tier 1 Capital").

EXCHANGE OF CAPITAL SECURITIES FOR SUBORDINATED NOTES

  GWFC will have the right at any time to terminate the Trust and after satisfaction of liabilities to creditors of the Trust as required by applicable law, to cause Subordinated Notes to be distributed to the holders of the Capital Securities in exchange therefor upon liquidation of the Trust. See "Description of Offered Capital Securities--Liquidation of Trust and Distribution of Subordinated Notes to Holders."

  Under current United States federal income tax law and interpretations, a distribution of the Subordinated Notes upon liquidation of the Trust should not be a taxable event to holders of the Capital Securities. However, if a Tax Event were to occur which would cause the Trust to be subject to United States federal income tax with respect to income received or accrued on the Subordinated Notes, a distribution of the Subordinated Notes by the Trust could be a taxable event to the holders of the Capital Securities. See "Certain Federal Income Tax Consequences--Receipt of Subordinated Notes or Cash Upon Liquidation of the Trust."

LIMITED VOTING RIGHTS

  Holders of Capital Securities will have limited voting rights and will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of Regular Trustees, which voting rights are vested exclusively in the holder of the Common Securities.

TRADING PRICE

  GWFC and the Trust do not intend to have the Capital Securities listed on any securities exchange. If the Underwriters do not make a market for the Capital Securities, the liquidity of the Capital Securities could be adversely affected. The Capital Securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Notes. Accordingly, the Capital Securities may trade at a discount to the price that an investor paid to purchase the Capital Securities offered hereby. To the extent the selling price is less than the holder's adjusted tax basis, a holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sale of Capital Securities."

POSSIBLE TAX LAW CHANGES AFFECTING THE CAPITAL SECURITIES

  On March 19, 1996, the Revenue Reconciliation Bill of 1996 (the "Bill") was released which would have, among other things, generally denied interest deductions for interest on an instrument issued by a corporation that has a maximum weighted average maturity of more than 40 years. The Bill would also have generally denied interest deductions for interest on an instrument issued by a corporation that has a maximum term of more than 20 years and that is not shown as indebtedness on the separate balance sheet of the issuer or, where the instrument is issued to a related party (other than a corporation), where the holder or some other related party issues a related instrument that is not shown as indebtedness on the issuer's consolidated balance sheet. For purposes of determining the weighted average maturity or the term of an instrument, any right to extend would be treated as exercised. The above-described provisions of the Bill were proposed to be effective generally for instruments issued on or after December 7, 1995. If either provision were to apply to the Subordinated Notes, GWFC would not be able to deduct interest on the Subordinated Notes. However, on March 29, 1996, the Chairmen of the Senate Finance and House Ways and Means Committees issued a joint statement (the "Joint Statement") to the effect that it was their intention that the effective date of the President's legislative proposals, if adopted, would be no earlier than the date of appropriate Congressional action. In addition, subsequent to the publication of the Joint Statement, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote letters to Treasury Department officials concurring with the view expressed in the Joint Statement (the "Democrat Letters"). If the principles contained in the Joint Statement and the Democrat Letters were enacted, such legislation would not apply to the Subordinated Notes. Under current law, GWFC will be able to deduct interest on the Subordinated Notes. There can be no assurance, however, that current or future legislative proposals or final legislation will not adversely affect the ability of GWFC to deduct interest on the Subordinated Notes. Such a change could give rise to a Tax Event, which would
permit GWFC to cause a redemption of the Capital Securities before    , 2007,
or to shorten the maturity of the Subordinated Notes to a period of not less than 19 1/2 years from the date of initial issuance, which will result in redemption of the Capital Securities as of such earlier maturity. See "Description of the Subordinated Notes--Redemption," "Description of the Offered Capital Securities--Mandatory Redemption" and "--Right to Shorten Maturity," and "Certain Federal Income Tax Consequences--Possible Tax Law Changes."

                           RECENT FINANCIAL RESULTS

  The following table sets forth selected financial data of GWFC and its consolidated subsidiaries for the nine months ended September 30, 1996 and 1995 and at September 30, 1996 and 1995. This selected financial data is derived from GWFC's unaudited consolidated financial statements which are incorporated herein by reference and which include, in the opinion of management, all adjustments (consisting of only normal, recurring accruals) necessary for the fair presentation of the consolidated results of operations and consolidated financial condition of GWFC for the periods and at the dates presented. The operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year.

                                                        FOR THE NINE MONTHS
                                                        ENDED SEPTEMBER 30,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS,
                                                         EXCEPT PER SHARE
                                                         DATA AND RATIOS)
SUMMARY OF OPERATIONS
  Interest income.................................... $ 2,432,384  $ 2,403,824
  Interest expense...................................   1,389,378    1,452,536
  Net interest income................................   1,043,006      951,288
  Provision for loan losses..........................     123,071      137,400
  Operating and administrative expenses(1)...........     956,574      736,829
  Earnings before taxes on income....................     181,090      268,555
  Taxes on income....................................      70,400      106,100
  Net earnings(1)....................................     110,690      162,455
  Fully diluted earnings per share...................         .68         1.05
  Cash dividends per common share....................         .73          .69
  Ratio of earnings to fixed charges(2)
    Excluding interest on deposits...................        1.34x        1.46x
    Including interest on deposits...................        1.13x        1.18x
  Ratio of earnings to fixed charges and preferred
   stock dividends(2):
    Excluding interest on deposits...................        1.27x        1.39x
    Including interest on deposits...................        1.11x        1.16x
                                                         AT SEPTEMBER 30,
                                                      ------------------------
                                                         1996         1995
                                                      -----------  -----------
                                                      (DOLLARS IN THOUSANDS)
SUMMARY OF FINANCIAL CONDITION
  Cash and securities................................ $ 2,011,912  $ 2,190,674
  Loans receivable, net..............................  30,760,376   29,633,224
  Mortgage-backed securities.........................   8,593,389   10,532,266
  Total assets.......................................  43,548,593   44,693,014
  Deposits...........................................  28,852,700   29,432,176
  Borrowings.........................................  10,874,586   11,591,999
  Stockholders' equity...............................   2,616,781    2,654,299

--------
(1) Includes in 1996 a $188.4 million pre-tax charge with respect to a one-time special assessment in connection with the recapitalization of the Savings Association Insurance Fund.
(2) For purposes of computing the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings represent earnings before income taxes and fixed charges. Fixed charges, excluding interest on deposits, represent other interest expense (including capitalized interest) and one-third (the proportion deemed representative of the interest factor) of rents. Fixed charges, including interest on deposits, represent all interest expense (including capitalized interest) and one-third of rents.

                            CAPITALIZATION OF GWFC

  The following table sets forth the unaudited summary capitalization of GWFC and its consolidated subsidiaries as of September 30, 1996, and as adjusted to reflect issuance of the Capital Securities and the application of the estimated net proceeds therefrom immediately after the sale. See "Use of Proceeds" below. The table should be read in conjunction with GWFC's consolidated financial statements and notes thereto and other financial data incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.

                                                         AT SEPTEMBER 30, 1996
                                                        -----------------------
                                                          ACTUAL    AS ADJUSTED
                                                        ----------- -----------
                                                            (IN THOUSANDS)
Borrowings:
  Federal Home Loan Bank..............................  $ 1,678,039 $ 1,678,039
  Short-term debt.....................................    1,350,969   1,350,969
  Long-term debt......................................    3,258,933   3,258,933
  Securities sold under agreement to repurchase.......    4,586,645   4,586,645
                                                        ----------- -----------
    Total borrowings..................................   10,874,586  10,874,586
Company-obligated mandatorily redeemable preferred
 securities of GWFC's subsidiary trust, holding solely
 subordinated deferrable interest notes of GWFC(1)....      100,000     100,000
Company-obligated mandatorily redeemable capital
 securities of GWFC's subsidiary trust, holding solely
 subordinated deferrable interest notes of GWFC(2)....          --      165,000
Preferred stock.......................................      165,000     165,000
Common stockholders' equity...........................    2,451,781   2,451,781
                                                        ----------- -----------
    Total capitalization..............................  $13,591,367 $13,741,367
                                                        =========== ===========

--------

(1) The Company-obligated mandatorily redeemable preferred securities of GWFC's subsidiary trust represents interests in such trust, the sole assets of which are approximately $103,093,000 aggregate principal amount of 8.25% subordinated deferred interest notes, due 2025, of GWFC.

(2) The Company-obligated mandatorily redeemable capital securities of GWFC's subsidiary trust represents interests in the Trust, the sole assets of
    which are approximately $     aggregate principal amount of   %
    subordinated deferrable interest notes, due 2027, of GWFC.

                             ACCOUNTING TREATMENT

  For financial reporting purposes, the Trust will be treated as a subsidiary of GWFC and, accordingly, the accounts of the Trust will be included in the consolidated financial statements of GWFC. All future reports of GWFC filed under the Securities Exchange Act of 1934, as amended, will (i) reflect the consolidation of the Trust into GWFC's consolidated financial statements, with the $165 million of Capital Securities shown in GWFC's balance sheet as Company-obligated mandatorily redeemable capital securities of GWFC's subsidiary trust, holding solely subordinated deferrable interest notes of GWFC, (ii) include in the financial statement footnotes of GWFC disclosure
that the sole assets of the Trust will be approximately $   million aggregate
principal amount of   % Subordinated Deferrable Interest Notes of GWFC due
2027, and (iii) if Staff Accounting Bulletin 53 treatment is sought, include in a footnote to the audited financial statements disclosure that the Trust is wholly owned, that the sole assets of the Trust are the Subordinated Notes (specifying the principal amount, interest rate and maturity date of the Subordinated Notes held), and that the Guarantee, taken together with GWFC's obligation under the Subordinated Notes, the Subordinated Indenture and the Declaration, provides a full and unconditional guarantee on a subordinated basis by GWFC of payments due on the Capital Securities issued by the Trust.

                          REASON FOR TRANSACTION

   On October 21, 1996, the Federal Reserve Board issued a press release (the "Federal Reserve Press Release") announcing that it had approved the use of certain cumulative preferred stock instruments, such as the Capital Securities, as "Tier 1 Capital" for purposes of the Federal Reserve Board's capital guidelines for bank holding companies. GWFC is not currently subject to those capital guidelines but GWFC (or its successor) may become subject to those or similar capital guidelines in the future. In that event GWFC (or its successor) intends to treat the Capital Securities as Tier 1 Capital and, since under current United States federal income tax law, the Capital Securities will receive a tax deduction for interest in respect of the Subordinated Notes, the issuance of the Capital Securities is a cost effective method of raising capital on an after-tax basis.

                                USE OF PROCEEDS

  All of the proceeds from the sale of the Capital Securities will be invested by the Trust in the Subordinated Notes described herein and ultimately will be used by GWFC for general corporate purposes, which may include investments in or extensions of credit to subsidiaries of GWFC or to fund the redemption of GWFC's 8.30% Cumulative Preferred Stock on or after November 1, 1997.

              DESCRIPTION OF THE OFFERED CAPITAL SECURITIES

  The Capital Securities will be issued pursuant to the terms of the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Property Trustee, The First National Bank of Chicago, will act as the indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The terms of the Capital Securities will include those stated in the Declaration and those made part of the Declaration by the Trust Indenture Act. The following summary of the material terms and provisions of the Capital Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Declaration, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus Supplement is a part, the Delaware Business Trust Act (the "Trust Act") and the Trust Indenture Act. The Capital Securities are referred to as Preferred Securities in the accompanying Prospectus.

GENERAL

  The Declaration authorizes the Regular Trustees to issue on behalf of the Trust the Trust Securities, which represent undivided beneficial interests in the assets of the Trust. All of the Common Securities will be owned, directly or indirectly, by GWFC. The Common Securities rank pari passu, and payments will be made thereon on a pro rata basis, with the Capital Securities, except that upon the occurrence of a Declaration Event of Default, the rights of the holders of the Common Securities to receive payment of periodic distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights to payment of the holders of the Capital Securities. The Declaration does not permit the issuance by the Trust of any securities other than the Trust Securities or the incurrence of any indebtedness by the Trust. Pursuant to the Declaration, the Property Trustee will own the Subordinated Notes purchased by the Trust for the benefit of the holders of the Trust Securities. The payment of distributions out of money held by the Trust, and payments upon redemption of the Capital Securities or liquidation of the Trust, are guaranteed by GWFC to the extent described under "Description of Guarantee" in the accompanying Prospectus. The Guarantee will be held by The First National Bank of Chicago, the Guarantee Trustee, for the benefit of the holders of the Capital Securities. The Guarantee does not cover payment of distributions when the Trust does not have sufficient available funds to pay such distributions.

  The Capital Securities will not be savings accounts or deposits and will not be insured by the Federal Deposit Insurance Corporation (the "FDIC"), the United States or any agency or fund of the United States.

DISTRIBUTIONS

  Distributions on the Capital Securities will be fixed at a rate per annum of % of the stated liquidation amount of $1,000 per Capital Security.
Distributions in arrears for more than one semi-annual period will bear
interest thereon at the rate per annum of   % compounded semi-annually. The
term "distribution" as used herein includes any such interest payable unless otherwise stated. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months (or for any period shorter than a full semi-annual period, on the basis of the actual number of days elapsed per 30-day month).

  Distributions on the Capital Securities will be cumulative, will accrue from
January  , 1997, and will be payable semi-annually in arrears on      and
of each year to the holders of record on the applicable record date,
commencing     , 1997, when, as and if available for payment, except as
otherwise described below. The first distribution will be in an amount equal
to $    per Capital Security.

  GWFC has the right under the Subordinated Indenture to defer payments of interest on the Subordinated Notes by extending the interest payment period from time to time on the Subordinated Notes, which, if exercised, would defer semi-annual distributions on the Capital Securities (though such distributions would continue to accrue with interest thereon, compounded semi-annually (to the extent permitted by applicable law), since interest would continue to accrue on the Subordinated Notes) during any such extended interest payment period. Such right to extend the interest payment period for the Subordinated Notes is limited to a period not exceeding

10 consecutive semi-annual periods. In the event that GWFC exercises this right, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay dividends on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC that rank pari passu with or junior to such Subordinated Notes; provided, however, that, the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, GWFC may further defer payments of interest by extending the interest payment period, provided that such Extension Period, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual periods. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may select a new Extension Period as if no Extension Period had previously been declared, subject to the above requirements. See "Description of the Subordinated Notes--Interest" and "--Option to Extend Interest Payment Period." If distributions are deferred, the deferred distributions and accrued interest thereon shall be paid to holders of record of the Capital Securities as they appear on the books and records of the Trust on the record date next following the termination of such Extension Period.

  Distributions on the Capital Securities must be paid on the dates payable to the extent that the Trust has funds available for the payment of such distributions. The Trust's funds available for distribution to the holders of the Capital Securities will be limited to payments received from GWFC on the Subordinated Notes. See "Description of the Subordinated Notes." The payment of distributions out of moneys held by the Trust is guaranteed by GWFC to the extent set forth under "Description of Guarantee" in the accompanying Prospectus.

  Distributions on the Capital Securities will be payable to the holders thereof as they appear on the books and records of the Trust on the relevant record dates, which, as long as the Capital Securities remain in book-entry only form, will be one Business Day prior to the relevant payment dates. Such distributions will be paid through the Property Trustee who will hold amounts received in respect of the Subordinated Notes for the benefit of the holders of the Trust Securities. Subject to any applicable laws and regulations and the provisions of the Declaration, each such payment will be made as described under "Book-Entry Only Issuance--The Depository Trust Company" below. In the event that the Capital Securities do not continue to remain in book-entry only form, the Regular Trustees shall have the right to select relevant record dates, which shall be more than one but less than 60 Business Days prior to the relevant payment dates. In the event that any date on which distributions are to be made on the Capital Securities is not a Business Day, then payment of the distributions payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such distribution date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in the City of New York or Los Angeles, California are authorized or required by any applicable law to close.

REDEMPTION

  The Subordinated Notes will mature on     , 2027, unless shortened as
described under "Right to Shorten Maturity" below, and may be redeemed, (i) in
whole or in part, at any time on or after     , 2007, or (ii) at any time in
certain circumstances upon the occurrence of a Tax Event or in whole (but not in part) for a limited time upon the occurrence of a Capital Treatment Event. Upon the repayment of the Subordinated Notes, whether at maturity or upon redemption, the proceeds from such repayment or payment shall simultaneously be applied to redeem Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so repaid or redeemed at the Redemption Price; provided that, holders of Trust Securities shall be given not less than 30 nor more than 60 days notice of such redemption. See "Description of the Subordinated Notes--Optional Redemption."

  The Redemption Price, in the case of a redemption under (i) above or, on or
after     , 2007, under (ii) above, shall equal the following prices, expressed in percentages of the liquidation amount, together with accumulated distributions to the redemption date, if redeemed during the 12-month period
beginning     :

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2007...........................................................       %
      2008...........................................................
      2009...........................................................
      2010...........................................................
      2011...........................................................
      2012...........................................................
      2013...........................................................
      2014...........................................................
      2015...........................................................
      2016...........................................................

and at 100% on or after     , 2017.

  The Redemption Price, in the case of a redemption prior to     , 2007,
following a Tax Event or Capital Treatment Event as described under (ii) above, will equal for each Capital Security the Make-Whole Amount for a corresponding $1,000 principal amount of Subordinated Notes together with accumulated distributions to the redemption date. The "Make-Whole Amount" will be equal to the greater of (i) 100% of the principal amount of such Subordinated Notes or (ii) as determined by a Quotation Agent (as defined below), the sum of the present values of the principal amount and premium payable as part of the Redemption Price with respect to an optional redemption
of such Subordinated Notes on     , 2007, together with the present values of
the scheduled payments of interest from the redemption date to     , 2007 (the
"Remaining Life"), in each case discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below).

  "Adjusted Treasury Rate" means, with respect to any redemption date, the Treasury Rate (as defined below) plus (i) . % if such redemption date occurs
on or before     , 1998 or (ii) . % if such Redemption Date occurs after     ,
1998.


  "Quotation Agent" means Goldman, Sachs & Co. and its successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), GWFC shall substitute therefor another Primary Treasury Dealer.

  "Treasury Rate" means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the week immediately prior to the calculation date, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Remaining Life (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Remaining Life shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The calculation date shall be the third Business Day preceding the redemption date.

  "Comparable Treasury Issue" means, with respect to any redemption date, the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life. If no United States Treasury security has a maturity which is
within a period from three months before to three months after     , 2007, the
two most closely corresponding United States Treasury securities shall be used as the Comparable Treasury Issue, and the Treasury Rate shall be interpolated or extrapolated on a straight-line basis, rounding to the nearest month using such securities.

  "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Indenture Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

  "Reference Treasury Dealer" means (i) the Quotation Agent and (ii) any other Primary Treasury Dealer selected by the Indenture Trustee after consultation with GWFC.

  "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Indenture Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Indenture Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

SPECIAL EVENT REDEMPTION OR DISTRIBUTION

  "Tax Event" means that the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "Dissolution Tax Opinion") to the effect that, as a result of (a) any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or, with respect to clause (iii) below, any political subdivision or taxing authority thereof or therein or (b) any amendment to, or change in, an interpretation or application of such laws or regulations, there is more than an insubstantial risk that (i) the Trust would be subject to United States federal income tax with respect to income accrued or received on the Subordinated Notes, (ii) interest payable to the Trust on the Subordinated Notes would not be deductible by GWFC for United States federal income tax purposes or (iii) the Trust would be subject to more than a de minimis amount of other taxes, duties or other governmental charges, which change or amendment is enacted (irrespective of any retroactive effect) on or after the date of this Prospectus Supplement.

  "Investment Company Event" means that the Regular Trustees shall have received an opinion from independent counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), there is more than an insubstantial risk that the Trust is or will within 90 days of the date of such opinion be considered an "investment company" which is required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act"), which Change in 1940 Act Law becomes effective on or after the date of this Prospectus Supplement.

  If, at any time, a Tax Event or an Investment Company Event (each, as defined above, a "Special Event") shall occur and be continuing, the Trust shall, except in the circumstances described below, be dissolved with the result that Subordinated Notes with an aggregate principal amount equal to the aggregate stated liquidation amount of the Trust Securities would be distributed to the holders of the Trust Securities, in liquidation of such holders' interests in the Trust on a pro rata basis, within 90 days following the occurrence of such Special Event; provided, however, that in the case of the occurrence of a Tax Event, as a condition of such dissolution and distribution, the Regular Trustees shall have received an opinion from independent tax counsel experienced in such matters (a "No Recognition Opinion"), which opinion may rely on published revenue rulings of the Internal Revenue Service, to the effect that the holders of the Trust Securities will not recognize any gain or loss for United States federal income tax purposes as a result of such dissolution and distribution of Subordinated Notes; and provided, further, that, if at the time there is available to the Trust the opportunity to eliminate, within such 90 day period, the Special Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure, which has no adverse effect on the Trust, GWFC or the holders of the Trust Securities, the Trust will pursue such measure in lieu of such dissolution and distribution. Furthermore, if in the case of the occurrence of a Tax Event, (i) GWFC has received an opinion (a "Redemption Tax Opinion") from independent tax counsel experienced in such matters that, as a result of a Tax Event, there is more than an insubstantial risk that GWFC would be precluded from deducting the interest on the Subordinated Notes for United States federal income tax purposes even if the Subordinated Notes were distributed to the holders of Trust Securities in liquidation of such holders' interests in the Trust as described above or (ii) the Regular Trustees shall have been informed by such tax counsel that a No Recognition Opinion cannot be delivered, GWFC shall have the right, upon not less than 30 nor more than 60 days notice, to redeem the Subordinated Notes in whole or in part for cash within 90 days following the occurrence of such Tax Event, and, following such redemption, Trust Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Subordinated Notes so redeemed shall be redeemed by the Trust at the Redemption Price on a pro rata basis; provided, however, that, if at the time there is available to GWFC or the Trust the opportunity to eliminate, within such 90 day period, the Tax Event by taking some ministerial action, such as filing a form or making an election, or pursuing some other similar reasonable measure which has no adverse effect on the Trust, or the holders of the Trust Securities or GWFC, the Trust or GWFC will pursue such measure in lieu of redemption.

  After the date for any distribution of Subordinated Notes upon dissolution of the Trust, (i) the Capital Securities and Guarantee will no longer be deemed to be outstanding, (ii) the depositary or its nominee, as the record holder of the Capital Securities, will receive a registered global certificate or certificates representing the Subordinated Notes to be delivered upon such distribution and (iii) any certificates representing Capital Securities and the Guarantee not held by the depositary or its nominee will be deemed to represent Subordinated Notes having an aggregate principal amount equal to the aggregate stated liquidation amount of such Capital Securities, until such certificates are presented to GWFC or its agent for transfer or reissuance.

  There can be no assurance as to the market prices for the Capital Securities or the Subordinated Notes that may be distributed in exchange for the Capital Securities if a dissolution and liquidation of the Trust were to occur. Accordingly, the Capital Securities that an investor may purchase, or the Subordinated Notes that the investor may receive on dissolution and liquidation of the Trust, may trade at a discount to the price that the investor paid to purchase the Capital Securities.

CAPITAL TREATMENT EVENT REDEMPTION

  Upon the occurrence and during the continuation of a Capital Treatment Event, GWFC has the right to redeem the Subordinated Notes in whole (but not in part) at any time within 90 days following the occurrence of such Capital Treatment Event and thereby cause a mandatory redemption of the Capital Securities. See "Redemption" above.

RIGHT TO SHORTEN MATURITY

  If a Tax Event occurs which relates to the deductibility of interest payable by GWFC on the Subordinated Notes, and if the Redemption Tax Opinion relating to such Tax Event states that the risk of non-deductibility would be avoided if the maturity of the Subordinated Notes were shortened, GWFC shall have the right to shorten the maturity of the Subordinated Notes by the amount stated in such opinion to be the minimum extent required in order to avoid such risk, but in no event may GWFC shorten the maturity of the Subordinated Notes to a stated maturity of less than 19 1/2 years from the date of initial issuance. In such event, the Capital Securities would be redeemed as of such earlier stated maturity of the Subordinated Notes. In addition, upon the exercise of the right to shorten the maturity of the Subordinated Notes, GWFC will no longer have the right to redeem the Subordinated Notes prior to the new stated maturity upon the occurrence of a Tax Event or to further shorten the maturity of the Subordinated Notes.

REDEMPTION PROCEDURES

  The Trust may not redeem fewer than all of the outstanding Capital Securities unless all accrued and unpaid distributions have been paid on all Capital Securities for all semi-annual distribution periods terminating on or prior to the date of redemption.

  If the Trust gives a notice of redemption in respect of Capital Securities (which notice will be irrevocable), then by 12:00 noon, New York City time, on the redemption date, and if GWFC has paid to the Property Trustee a sufficient amount of cash in connection with the related redemption or maturity of the Subordinated Notes, then GWFC through the Property Trustee will irrevocably deposit with the depositary funds sufficient to pay the applicable Redemption Price and will give the depositary irrevocable instructions and authority to pay the Redemption Price to holders of the Capital Securities. See "Book-Entry Only Issuance--The Depository Trust Company" below. If notice of redemption shall have been given and funds deposited as required, then, immediately prior to the close of business on the date of such deposit or redemption date, if later, distributions will cease to accrue and all rights of holders of such Capital Securities so called for redemption will cease, except the right of the holders of such Capital Securities to receive the Redemption Price but without interest on such Redemption Price. In the event that any date fixed for redemption of Capital Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Capital Securities is improperly withheld or refused and not paid either by the Trust, or by GWFC pursuant to the Guarantee, distributions on such Capital Securities will continue to accrue at the then applicable rate from the original redemption date to the actual date of payment, in which case the actual payment date will be considered the date fixed for redemption for purposes of calculating the Redemption Price.

  In the event that fewer than all of the outstanding Capital Securities are to be redeemed, the Capital Securities will be redeemed pro rata as described below under "Book-Entry Only Issuance--The Depository Trust Company."

  Subject to the foregoing and applicable law (including, without limitation, United States federal securities laws), GWFC or its subsidiaries may at any time, and from time to time, purchase outstanding Capital Securities by tender, in the open market or by private agreement, provided that the acquiror is not the holder of the Common Securities or the obligor under the Subordinated Indenture.

LIQUIDATION OF TRUST AND DISTRIBUTION OF SUBORDINATED NOTES TO HOLDERS

  GWFC will have the right at any time to liquidate the Trust and cause Subordinated Notes to be distributed to the holders of the Capital Securities in exchange therefor upon liquidation of the Trust.

  Under current United States federal income tax law, a distribution of Subordinated Notes in exchange for Capital Securities should not be a taxable event to holders of the Capital Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution of the Subordinated Notes could be a taxable event to holders of the Capital Securities. See "Certain Federal Income Tax Consequences-- Receipt of Subordinated Notes or Cash Upon Liquidation of the Trust." If GWFC elects neither to redeem the Subordinated Notes prior to maturity nor to liquidate the Trust and distribute the Notes to holders of the Capital Securities in exchange therefor, the Capital Securities will remain outstanding until the stated maturity of the Subordinated Notes.

  If GWFC elects to liquidate the Trust and thereby causes the Subordinated Notes to be distributed to holders of the Capital Securities in exchange therefor upon liquidation of the Trust, GWFC shall continue to have the right to shorten the maturity of the Subordinated Notes, subject to certain conditions as described under "Description of the Subordinated Notes--Right to Shorten Maturity."

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

  In the event of any voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust (each a "Liquidation"), the then holders of the Capital Securities will be entitled to receive out of the assets of the Trust, after satisfaction of liabilities to creditors, an amount equal to the aggregate of the stated liquidation amount of $1,000 per Capital Security plus accrued and unpaid distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation, Subordinated Notes in an aggregate stated principal or liquidation amount, as applicable, equal to the aggregate stated liquidation amount of the Capital Securities, with accrued and unpaid interest or dividends, as the case may be, equal to accrued and unpaid distributions on the Capital Securities, have been distributed on a pro rata basis to the holders of the Capital Securities in exchange for such Capital Securities.

  If, upon any such Liquidation, the Liquidation Distribution can be paid only in part because the Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the Capital Securities shall be paid on a pro rata basis. The holders of the Common Securities will be entitled to receive distributions upon any such dissolution pro rata with the holders of the Capital Securities, except that if a Declaration Event of Default has occurred and is continuing, the Capital Securities shall have a preference over the Common Securities with regard to such distributions.

  Pursuant to the Declaration, the Trust shall terminate (i) on March 31, 2052, the expiration of the term of the Trust, (ii) upon the bankruptcy of GWFC or the holder of the Common Securities, (iii) upon the filing of a certificate of dissolution or its equivalent with respect to the holder of the Common Securities or GWFC, the filing of a certificate of cancellation with respect to the Trust, or the revocation of the charter of the holder of the Common Securities or GWFC and the expiration of 90 days after the date of revocation without a reinstatement thereof, (iv) upon the distribution of Subordinated Notes upon the occurrence of a Special Event, (v) upon the entry of a decree of a judicial dissolution of the holder of the Common Securities, GWFC or the Trust, or (vi) upon the redemption of all the Trust Securities.

DECLARATION EVENTS OF DEFAULT

  An event of default under the Subordinated Indenture (an "Indenture Event of Default") constitutes an event of default under the Declaration with respect to the Trust Securities (a "Declaration Event of Default"); provided that, pursuant to the Declaration, the holder of the Common Securities will be deemed to have waived any Declaration Event of Default with respect to the Common Securities until all Declaration Events of Default with respect to the Capital Securities have been cured, waived or otherwise eliminated. Until such Declaration Events of Default with respect to the Capital Securities have been so cured, waived, or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the Capital Securities and only the holders of the Capital Securities will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Subordinated Indenture. See "Voting Rights" below.

  Upon the occurrence of a Declaration Event of Default, the Property Trustee as sole holder of the Subordinated Notes will have the right under the Subordinated Indenture to declare the principal of, premium, if any, and interest on the Subordinated Notes to be immediately due and payable. GWFC and the Trust are each required to file annually with the Property Trustee an officer's certificate as to its compliance with all conditions and covenants under the Declaration.

  If an Event of Default with respect to the Subordinated Notes, constituting the failure to pay interest or principal or premium, if any, on the Subordinated Notes on the date such interest or principal or premium, if any, is otherwise payable, has occurred and is continuing, then a holder of Trust Securities may directly institute a proceeding for enforcement of payment to such holder directly of the principal of, premium, if any, or interest on the Subordinated Notes having a principal amount equal to the aggregate liquidation amount of the Trust Securities of such holder on or after the respective due date specified in the Subordinated Notes. The holders of Trust Securities will not be able to exercise directly any other remedy available to the holders of the Subordinated Notes unless the Property Trustee fails to do so.

VOTING RIGHTS

  Except as described herein, under the Trust Act, the Trust Indenture Act and under "Description of Guarantee--Modifications of the Guarantee; Assignment" in the accompanying Prospectus, and as otherwise required by law and the Declaration, the holders of the Capital Securities will have no voting rights.

  Subject to the requirement of the Property Trustee obtaining a tax opinion in certain circumstances set forth in the last sentence of this paragraph, the holders of a majority in aggregate liquidation amount of the Capital Securities, voting separately as a class, have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee, or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee, as holder of the Subordinated Notes, to (i) exercise the remedies available under the Indenture with respect to the Subordinated Notes,
(ii) waive any past Indenture Event of Default that is waivable under the Subordinated Indenture, or (iii) exercise any right to rescind or annul a declaration that the principal of all the Subordinated Notes shall be due and payable; provided, however, that, where a consent or action under the Subordinated Indenture would require the consent or act of more than a majority of the holders in aggregate principal amount of Subordinated Notes (a "Super-Majority") affected thereby (or all of such holders, as applicable), only the holders of at least such Super-Majority of the Capital Securities (or all of such holders, as applicable) may direct the Property Trustee to give such consent to take such action. The Property Trustee shall notify all holders of the Capital Securities of any notice of default received from the Indenture Trustee with respect to the Subordinated Notes. Such notice shall state that such Indenture Event of Default also constitutes a Declaration Event of Default. Except with respect to directing the time, method and place of conducting a proceeding for a remedy, the Property Trustee shall not take any of the actions described in clauses (i), (ii) or (iii) above unless the Property Trustee has obtained an opinion of independent tax counsel experienced in such matters to the effect that, as a result of such action, the Trust will not fail to be classified as a grantor trust for United States federal income tax purposes.

  In the event the consent of the Property Trustee, as the holder of the Subordinated Notes, is required under the Subordinated Indenture with respect to any amendment, modification or termination of the Subordinated Indenture, the Property Trustee shall request the direction of the holders of the Trust Securities with respect to such amendment, modification or termination and shall vote with respect to such amendment, modification or termination as directed by a majority in liquidation amount of the Trust Securities voting together as a single class; provided, however, that where a consent under the Subordinated Indenture would require the consent of a Super-Majority, the Property Trustee may only give such consent at the direction of the holders of at least the proportion in liquidation amount of the Trust Securities which the relevant Super-Majority represents of the aggregate principal amount of the Subordinated Notes outstanding. The Property Trustee shall not take any such action in accordance with the directions of the holders of the Trust Securities unless the Property Trustee has obtained an opinion of independent tax counsel experienced in such matters to the affect that for the purposes of United States federal income tax the Trust will not be classified as other than a grantor trust.

  A waiver of an Indenture Event of Default will constitute a waiver of the corresponding Declaration Event of Default.

  Any required approval or direction of holders of Capital Securities may be given at a separate meeting of holders of Capital Securities convened for such purpose, at a meeting of all of the holders of Trust Securities or pursuant to written consent. The Regular Trustees will cause a notice of any meeting at which holders of Capital Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be mailed to each holder of record of Capital Securities. Each such notice will include a statement setting forth the following information: (i) the date of such meeting or the date by which such action is to be taken; (ii) a description of any resolution proposed for adoption at such meeting on which such holders are entitled to vote or of such matter upon which written consent is sought; and
(iii) instructions for the delivery of proxies or consents. No vote or consent of the holders of Capital Securities will be required for the Trust to redeem and cancel Capital Securities or distribute Subordinated Notes in accordance with the Declaration. The Regular Trustees shall be obligated to call a meeting of the holders of the Capital Securities if directed to do so by the holders of at least 10% in liquidation amount of the Capital Securities requesting such meeting in accordance with the terms of the Declaration.

  Notwithstanding that holders of Capital Securities are entitled to vote or consent under any of the circumstances described above, any of the Capital Securities that are owned at such time by GWFC or any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with, GWFC shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if such Capital Securities were not outstanding.

  The procedures by which holders of Capital Securities may exercise their voting rights are described below. See "Book-Entry Only Issuance--The Depository Trust Company" below.

  Holders of the Capital Securities will have no rights to appoint or remove the Regular Trustees, who may be appointed, removed or replaced solely by GWFC as the indirect or direct holder of all the Common Securities.

MODIFICATION OF THE DECLARATION

  The Declaration may be modified and amended if approved by a majority of the Regular Trustees (and in certain circumstances the Property Trustee); provided that, if any proposed amendment provides for, or the Regular Trustees otherwise propose to effect, (i) any action that would adversely affect the powers, preferences or special rights of the Trust Securities, whether by way of amendment to the Declaration or otherwise, or (ii) the liquidation, dissolution, winding-up or termination of the Trust other than pursuant to the terms of the Declaration, then the holders of the Trust Securities voting together as a single class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of at least 66 2/3% in liquidation amount of the Trust Securities; provided that, if any amendment or proposal referred to in clause (i) above would adversely affect only the Capital Securities or the Common Securities, then only the affected class will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of 66 2/3% in liquidation amount of such class of Trust Securities.

  Notwithstanding the foregoing, no amendment or modification may be made to the Declaration if such amendment or modification would (i) cause the Trust to be classified for purposes of United States federal income taxation as other than a grantor trust, (ii) reduce or otherwise adversely affect the powers of the Property Trustee in contravention of the Trust Indenture Act or (iii) cause the Trust to be deemed an "investment company" which is required to be registered under the 1940 Act.

MERGERS, CONSOLIDATIONS OR AMALGAMATIONS

  The Trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to, any corporation or other body, except as described below. The Trust may, with the consent of a majority of the Regular Trustees and without the consent of the holders of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by a trust organized as such under the laws of any State; provided that, (i) such successor entity either (x) expressly assumes all of the obligations of the Trust under the Trust Securities or (y) substitutes for the Trust Securities other securities having substantially the same terms as the Trust Securities (the "Successor Securities"), so long as the Successor Securities rank the same as the Capital Securities rank with respect to distributions and payments upon liquidation, redemption and maturity, (ii) GWFC expressly acknowledges a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Subordinated Notes, (iii) such merger, consolidation, amalgamation or replacement does not cause the Capital Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (iv) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), (v) such successor entity has a purpose identical to that of the Trust, (vi) prior to such merger, consolidation, amalgamation or replacement, GWFC has received an opinion of independent counsel to the Trust experienced in such matters to the effect that, (A) such merger, consolidation, amalgamation or replacement does not adversely affect the rights, preferences and privileges of the holders of the Trust Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders' interest in the new entity), and (B) following such merger, consolidation, amalgamation or replacement, neither the Trust nor such successor entity will be required to register as an investment company under the 1940 Act and (vii) GWFC guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee and the Common Securities guarantee (as defined in the accompanying Prospectus). Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger or replacement would cause the Trust or such successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

  There are no provisions which afford the holders of the Capital Securities protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving GWFC. There are also no provisions which require the repurchase of the Capital Securities upon a change in control of GWFC.

BOOK-ENTRY ONLY ISSUANCE--THE DEPOSITORY TRUST COMPANY

  The Depository Trust Company ("DTC") will act as initial securities depositary for the Capital Securities. The Capital Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global Capital Securities certificates, representing the total aggregate number of Capital Securities, will be issued to or on behalf of DTC.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the global Capital Securities as represented by a global certificate.

  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

  Purchases of Capital Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Capital Securities on DTC's records. The ownership interest of each actual purchaser of each Capital Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Capital Securities. Transfers of ownership interests in the Capital Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Capital Securities, except in the event that use of the book-entry system for the Capital Securities is discontinued.

  To facilitate subsequent transfers, all the Capital Securities deposited by Participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of Capital Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Capital Securities. DTC's records reflect only the identity of the Direct Participants to whose accounts such Capital Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct
Participants, by Direct Participants to Indirect Participants and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time.

  Redemption notices shall be sent to Cede & Co. If less than all of the Capital Securities are being redeemed, DTC will reduce the amount of the interest of each Direct Participant in such Capital Securities in accordance with its procedures; provided that if, as a result of such redemption, Direct Participants would hold fractional interests in the Capital Securities, DTC will adjust the amount of the interest of each Direct Participant to be redeemed to avoid such fractional interest.

  Although voting with respect to the Capital Securities is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Capital Securities. Under its usual procedures, DTC would mail an Omnibus Proxy to the Trust as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co. consenting or voting rights to those Direct Participants to whose accounts the Capital Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy). GWFC and the Trust believe that the arrangements among DTC, Direct and Indirect Participants, and Beneficial Owners will enable the Beneficial Owners to exercise rights equivalent in substance to the rights that can be directly exercised by a holder of a beneficial interest in the Trust.

  Distribution payments on the Capital Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name," and such payments will be the responsibility of such Participant and not of DTC, the Trust or GWFC, subject to any statutory or regulatory requirements to the contrary that may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Trust; disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

  Except as provided herein, a Beneficial Owner in a global Capital Security certificate will not be entitled to receive physical delivery of Capital Securities. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Capital Securities.

  DTC may discontinue providing its services as securities depositary with respect to the Capital Securities at any time by giving reasonable notice to the Trust. Under such circumstances, in the event that a successor securities depositary is not obtained, Capital Securities certificates are required to be printed and delivered. Additionally, the Regular Trustees (with the consent of GWFC) may decide to discontinue use of the system of book-entry transfers through DTC (or any successor depositary) with respect to the Capital Securities. In that event, certificates for the Capital Securities will be printed and delivered.

  The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that GWFC and the Trust believe to be reliable, but neither GWFC nor the Trust takes responsibility for the accuracy thereof.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

  The Property Trustee, prior to the occurrence of a default with respect to the Trust Securities, undertakes to perform only such duties as are specifically set forth in the Declaration and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provisions, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Capital Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby.

PAYING AGENT

  In the event that the Capital Securities do not remain in book-entry only form, the following provisions would apply:

  The Property Trustee will act as paying agent, and may designate an additional or substitute paying agent at any time.

  Registration of transfers of Capital Securities will be effected without charge by or on behalf of the Trust, but upon payment (with the giving of such indemnity as the Trust or GWFC may require) in respect of any tax or other government charges that may be imposed in relation to it.

  The Trust will not be required to register or cause to be registered the transfer of Capital Securities after such Capital Securities have been called for redemption.

GOVERNING LAW

  The Declaration and the Capital Securities will be governed by, and construed in accordance with, the internal laws of the State of Delaware.

MISCELLANEOUS

  The Regular Trustees are authorized and directed to operate the Trust in such a way so that the Trust will not be required to register as an "investment company" under the 1940 Act or be characterized as other than a grantor trust for United States federal income tax purposes. GWFC is authorized and directed to conduct its affairs so that the Subordinated Notes will be treated as indebtedness of GWFC for United States federal income tax purposes. In this connection, GWFC and the Regular Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the certificate of incorporation of GWFC, as applicable, that each of GWFC and the Regular Trustees determines in its discretion to be necessary or desirable to achieve such end, as long as such action does not adversely affect the interests of the holders of the Capital Securities.

  Holders of the Capital Securities have no preemptive rights.

                     DESCRIPTION OF THE SUBORDINATED NOTES

  Set forth below is a description of the specific terms of the Subordinated Notes in which the Trust will invest the proceeds from the issuance and sale of the Trust Securities. This description supplements the description of the general terms and provisions of the Subordinated Notes set forth in the accompanying Prospectus under the caption "Description of Debt Securities" and in particular "Description of Debt Securities--Particular Terms of the Subordinated Debt Securities Issued to the Trust." The following description of the material terms and provisions of the Subordinated Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Indenture, dated as of September 12, 1990, as amended and supplemented by a First Supplemental Indenture, dated April 30, 1993, a Second Supplemental Indenture, dated as of December 6, 1995, and the Third Supplemental Indenture, dated as of January , 1997 (as amended and supplemented, the "Subordinated Indenture"), between the Company and Harris Trust and Savings Bank, as Indenture Trustee, filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. Certain capitalized terms used herein are defined in the Subordinated Indenture.

  Under certain circumstances, Subordinated Notes may be distributed to the holders of the Trust Securities in liquidation of the Trust. See "Description of the Offered Capital Securities--Special Event Redemption or Distribution" and "--Liquidation of Trust and Distribution of Subordinated Notes to Holders."

  The Subordinated Notes will not be savings accounts or deposits and will not be insured by the FDIC, the United States or any agency or fund of the United States.

GENERAL

  The Subordinated Notes will be issued as unsecured debt under the Subordinated Indenture. The Subordinated Notes will be limited in aggregate principal amount to $ , such amount being the sum of the aggregate stated liquidation amount of the Capital Securities and the capital contributed by GWFC in exchange for the Common Securities (the "GWFC Payment").

  The Subordinated Notes are not subject to a sinking fund provision. The entire principal amount of the Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as hereinafter defined) and Additional Interest (as
hereinafter defined), if any, on      , 2027, subject to the election of GWFC
to shorten the maturity as described under "Right to Shorten Maturity" below.

  If Subordinated Notes are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, such Subordinated Notes will initially be issued as a Global Security (as defined below). As described herein, under certain limited circumstances, Subordinated Notes may be issued in certificated form in exchange for a Global Security (as defined below). See "Book-Entry and Settlement" below. In the event that Subordinated Notes are issued in certificated form, such Subordinated Notes will be in denominations of $1,000 and integral multiples thereof and may be transferred or exchanged at the offices described below. Payments on Subordinated Notes issued as a Global Security will be made to DTC, a successor depositary or, in the event that no depositary is used, to a Paying Agent for the Subordinated Notes. In the event Subordinated Notes are issued in certificated form, principal and interest will be payable, the transfer of the Subordinated Notes will be registrable and Subordinated Notes will be exchangeable for Subordinated Notes of other denominations of a like aggregate principal amount at the corporate trust office of the Indenture Trustee; provided that, payment of interest may be made at the option of GWFC by check mailed to the address of the persons entitled thereto.

INTEREST

  Each Subordinated Note shall bear interest at the rate of % per annum (the "Original Coupon Rate") from the original date of issuance, payable semi-
annually in arrears on               and
      of each year (each, an "Interest Payment Date"), commencing     , 1997,
to the person in whose name such Subordinated Note is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. In the event the Subordinated Notes shall not continue to remain in book-entry only form, GWFC shall have the right to select such record dates which shall be not less than one Business Day prior to each Interest Payment Date.

  The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full semi-annual period will be computed on the basis of the actual number of days elapsed per 30-day month. In the event that any date on which interest is payable on the Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

  If at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, GWFC will pay as additional interest ("Additional Interest") such additional amounts as shall be required so that the net amounts received and retained by the Trust after paying such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed. This right shall not accrue to any holder of the Subordinated Notes other than the Trust.

RIGHT TO SHORTEN MATURITY

  If a Tax Event occurs which relates to the deductibility of interest payable by GWFC on the Subordinated Notes, and if the Redemption Tax Opinion relating to such Tax Event states that the risk of non-deductibility would be avoided if the maturity of the Subordinated Notes were shortened, GWFC shall have the right to shorten the maturity of the Subordinated Notes by the amount stated in such opinion to be the minimum extent required in order to avoid such risk, but in no event may GWFC shorten the maturity of the Subordinated Notes to a stated maturity of less than 19 1/2 years from the date of initial issuance. In such event, the Capital Securities would be redeemed as of such earlier stated maturity of the Subordinated Notes. In addition, upon the exercise of the right to shorten the maturity of the Subordinated Notes, GWFC will no longer have the right to redeem the Subordinated Notes prior to the new stated maturity upon the occurrence of a Tax Event or to further shorten the maturity of the Subordinated Notes.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

  GWFC shall have the right at any time, and from time to time, during the term of the Subordinated Notes to defer payments of interest by extending the interest payment period for a period not exceeding 10 consecutive semi-annual periods. To the extent permitted by applicable law, interest, the payment of which has been deferred during such Extension Period, will bear interest at the applicable Coupon Rate, compounded semi-annually ("Compound Interest") during the term of such Extension Period. At the end of any such Extension Period, GWFC shall pay all interest then accrued and unpaid (including any Compound Interest and Additional Interest); provided, that, during any such Extension Period, (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid. Prior to the termination of any such Extension Period, GWFC may further defer payments of interest by extending the interest payment period, provided that such Extension Period together with all such previous and further extensions thereof may not exceed 10 consecutive semi-annual periods or extend beyond the maturity of the Subordinated Notes. Upon the termination of any Extension Period and the payment of all amounts then due, GWFC may select a new Extension Period, as if no Extension Period had previously been declared, subject to the above requirements. No interest during an Extension Period, except at the end thereof, shall be due and payable. GWFC has no intention of exercising its rights to defer payments of interest by extending the interest payment period on the Subordinated Notes and considers it unlikely that it will exercise that right in the future. If the Property Trustee shall be the sole holder of the Subordinated Notes, GWFC shall give the Regular Trustees and the Property Trustee notice of its selection of such Extension Period one Business Day prior to the earlier of (i) the date distributions on the Capital Securities are payable or (ii) the date the Regular Trustees are required to give notice to holders of the Capital Securities of the record date or the date such distribution is payable, but in any event no less than one Business Day prior to such record date. The Regular Trustees shall give notice of GWFC's selection of such Extension Period to the holders of the Capital Securities. If the Property Trustee shall not be the sole holder of the Subordinated Notes, GWFC shall give the holders of the Subordinated Notes notice of its selection of such Extension Period ten Business Days prior to the earlier of (i) the Interest Payment Date or (ii) the date GWFC is required to give notice to holders of the Subordinated Notes of the record or payment date of such related interest payment.

OPTIONAL REDEMPTION

  GWFC shall have the right to redeem the Subordinated Notes, (i) in whole or
in part, from time to time, on or after     , 2007, or (ii) at any time in
certain circumstances upon the occurrence of a Tax Event or in whole (but not in part) for a limited time upon the occurrence of a Capital Treatment Event as described under "Description of the Offered Capital Securities--Special Event Redemption or Distribution" and "--Capital Treatment Event Redemption," upon not less than 30 nor more than 60 days' notice, at the Redemption Price described below.

  The Redemption Price for the Subordinated Notes in the case of a redemption
under (i) above or, on or after      , 2007, under (ii) above, shall equal the
following prices, expressed in percentages of the principal amount, plus any accrued and unpaid interest, including any Compound Interest and Additional Interest, to the date fixed for redemption, if redeemed during the 12-month
period beginning       :

                                                                      REDEMPTION
      YEAR                                                              PRICE
      ----                                                            ----------
      2007...........................................................       %
      2008...........................................................
      2009...........................................................
      2010...........................................................
      2011...........................................................
      2012...........................................................
      2013...........................................................
      2014...........................................................
      2015...........................................................
      2016...........................................................

and at 100% on or after       , 2017.

  The Redemption Price for the Subordinated Notes, in the case of a redemption
prior to      , 2007 following a Tax Event or Capital Treatment Event, as described under (ii) above, will equal the Make-Whole Amount (as defined under "Description of Capital Securities--Redemption"), plus any accrued interest, including any Compound Interest and Additional Interest, to the date fixed for redemption.

SUBORDINATION

  The Subordinated Indenture provides that the Subordinated Notes are subordinated and junior in right of payment to all present and future Senior Indebtedness of GWFC. See "Description of Debt Securities--Subordination of Subordinated Debt Securities" in the accompanying Prospectus. The Subordinated Notes will also be subordinated to all other subordinated debt (unless otherwise stated) of GWFC, other than subordinated debt issued to trusts similar to the Trust. The Subordinated Indenture does not limit the aggregate amount of Senior Indebtedness which may be issued by GWFC. As of September 30, 1996, Senior Indebtedness of GWFC aggregated approximately $673 million. In addition, because GWFC is a holding company, its obligations under the Subordinated Notes will be effectively subordinated to all existing and future liabilities of its subsidiaries. At September 30, 1996, such subsidiaries had total liabilities of approximately $39.9 billion.

CERTAIN COVENANTS

  If (i) there shall have occurred any event that would constitute an Event of Default under the Subordinated Indenture or (ii) GWFC shall be in default with respect to its payment of any obligations under the Guarantee, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

  If GWFC shall have given notice of its election of an Extension Period as provided in the Subordinated Indenture and such period, or any extension thereof, shall be continuing, then (a) GWFC shall not, and shall cause any subsidiary of GWFC that is not a wholly owned subsidiary of GWFC not to, declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or acquire, or make a liquidation payment with respect to, any of its capital stock or the capital stock of any such subsidiary, and (b) GWFC shall not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by GWFC which rank pari passu with or junior to the Subordinated Notes; provided, however, that the foregoing restriction (a) does not apply to any stock dividend paid by GWFC, or any of its subsidiaries, where the dividend stock is the same stock as that on which the dividend is being paid.

  For so long as the Trust Securities remain outstanding, GWFC will covenant
(i) to directly or indirectly maintain 100% ownership of the Common Securities of the Trust; provided, however, that any permitted successor of GWFC under the Subordinated Indenture may succeed to GWFC's ownership of such Common Securities, and (ii) to use its reasonable efforts to cause the Trust (a) to remain a statutory business trust, except in connection with the distribution of Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration, and (b) to otherwise continue to be classified as a grantor trust for United States federal income tax purposes.

INDENTURE EVENTS OF DEFAULT

  An Indenture Event of Default is: (a) the failure to pay principal or premium, if any, of any of the Subordinated Notes when due; (b) the failure to pay any interest on any of the Subordinated Notes when due, continued for 10 days; provided, however, that a valid extension by GWFC of the interest payment period for the Subordinated Notes shall not constitute a default in the payment for this purpose; (c) failure to perform any other covenant of GWFC in the Subordinated Indenture (other than a covenant included in the Subordinated Indenture solely for the benefit of one or more series of Debt Securities other than the Subordinated Notes), continued for 60 days after written notice as provided in the Subordinated Indenture; (d) certain events of bankruptcy, insolvency, conservatorship, receivership or reorganization;
(e) a default under any mortgage,
indenture or instrument evidencing any indebtedness for borrowed money by GWFC (including the Subordinated Indenture) resulting in an aggregate principal amount exceeding $10,000,000 becoming or being declared due and payable prior to its maturity date or constituting a failure to pay at a maturity an aggregate principal amount exceeding $10,000,000 unless such acceleration has been rescinded or annulled or such indebtedness has been discharged within 10 days after written notice to GWFC by the Indenture Trustee or holders of at least 25% in aggregate principal amount of the outstanding Subordinated Notes declaring a default or GWFC is contesting the validity of such default in good faith by appropriate proceedings; and (f) the voluntary or involuntary liquidation, dissolution, winding-up or termination of the Trust to which (or to the Trustee of the Trust to which) Subordinated Notes were issued in connection with the issuance of the Trust Securities by the Trust, except in connection with the distribution of the Subordinated Notes to the holders of Trust Securities in liquidation of the Trust, the redemption of all the Trust Securities, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration.

  If any Indenture Event of Default shall occur and be continuing, the Property Trustee, as the holder of the Subordinated Notes, will have the right to declare the principal of and the interest on the Subordinated Notes (including any Compound Interest and Additional Interest, if any) and any other amounts payable under the Subordinated Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Subordinated Notes. See "Description of Debt Securities--Events of Default" in the accompanying Prospectus for a description of the Events of Default. An Indenture Event of Default also constitutes a Declaration Event of Default. The holders of Capital Securities in certain circumstances have the right to direct the Property Trustee to exercise its rights as the holder of the Subordinated Notes. See "Description of the Offered Capital Securities-- Declaration Events of Default" and "--Voting Rights."

BOOK-ENTRY AND SETTLEMENT

  If distributed to holders of Capital Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Trust as a result of the occurrence of a Special Event, the Subordinated Notes will be issued in the form of one or more global certificates (each a "Global Security") registered in the name of the depositary or its nominee. Except under the limited circumstances described below, Subordinated Notes represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Subordinated Notes in definitive form. The Global Securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee.

  The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

  Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Subordinated Notes in definitive form and will not be considered the holders (as defined in the Subordinated Indenture) thereof for any purpose under the Subordinated Indenture, and no Global Security representing Subordinated Notes shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depositary or its nominee or to a successor depositary or its nominee. Accordingly, each Beneficial Owner must rely on the procedures of the depositary or if such person is not a Participant, on the procedures of the Participant through which such person owns its interest to exercise any rights of a holder under the Subordinated Indenture.

THE DEPOSITARY

  If Subordinated Notes are distributed to holders of Capital Securities in liquidation of such holders' interests in the Trust, DTC will act as securities depositary for the Subordinated Notes. For a description of DTC and the specific terms of the depositary arrangements, see "Description of the Offered Capital Securities--Book-Entry Only Issuance--The Depository Trust Company." As of the date of this Prospectus Supplement, the description herein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Capital Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. GWFC may appoint a successor to DTC or any successor depositary in the event DTC or such successor depositary is unable or unwilling to continue as a depositary for the Global Securities.

  None of GWFC, the Trust, the Indenture Trustee, any paying agent and any other agent of GWFC or the Indenture Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Security for such Subordinated Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

DISCONTINUANCE OF THE DEPOSITARY'S SERVICES

  A Global Security shall be exchangeable for Subordinated Notes registered in the names of persons other than the depositary or its nominee only if (i) the depositary notifies GWFC that it is unwilling or unable to continue as a depositary for such Global Security and no successor depositary shall have been appointed, (ii) the depositary, at any time, ceases to be registered to act as such depositary and no successor depositary shall have been appointed, or (iii) GWFC, in its sole discretion, determines that such Global Security shall be so exchangeable. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for Subordinated Notes registered in such names as the depositary shall direct. It is expected that such instructions will be based upon directions received by the depositary from its Participants with respect to ownership of beneficial interests in such Global Security.

MISCELLANEOUS

  The Subordinated Indenture will provide that GWFC, in its capacity as issuer of the Subordinated Notes, will pay all costs, expenses, debts and obligations of the Trust other than with respect to the Trust Securities.

                        EFFECT OF OBLIGATIONS UNDER THE
                     SUBORDINATED NOTES AND THE GUARANTEE

  As set forth in the Declaration, the sole purpose of the Trust is to issue the Trust Securities evidencing undivided beneficial interests in the assets of the Trust, and to invest the proceeds from such issuance and sale in the Subordinated Notes.

  As long as payments of interest and other payments are made when due on the Subordinated Notes, such payments will be sufficient to cover distributions and payments due on the Trust Securities primarily because (i) the aggregate principal amount of Subordinated Notes will be equal to the sum of the aggregate stated liquidation amount of the Trust Securities; (ii) the interest rate and payment dates on the Subordinated Notes will match the distribution rate and distribution and other payment dates for the Capital Securities;
(iii) GWFC shall pay for all costs, expenses, debts and obligations of the Trust (other than with respect to the Trust Securities); and (iv) the Declaration provides that the Regular Trustees shall not take any action, or cause or permit the Trust to, among other things, engage in any activity, that is not consistent with the purposes of the Trust.

  Payments of distributions (to the extent funds therefor are available) and other payments due on the Capital Securities (to the extent funds therefor are available) are guaranteed by GWFC as and to the extent set forth under "Description of Guarantee" in the accompanying Prospectus. If GWFC does not make interest payments on the Subordinated Notes purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Capital Securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of such distributions.

  If GWFC fails to make interest or other payments on the Subordinated Notes when due (taking into account any Extension Period), the Declaration provides a mechanism whereby the holders of the Capital Securities, using the procedures described in "Description of the Offered Capital Securities--Voting Rights," may direct the Property Trustee to enforce its rights under the Subordinated Notes, including proceeding directly against GWFC to enforce the Subordinated Notes.

  If GWFC fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Capital Securities may direct the Guarantee Trustee to enforce its rights thereunder. Any holder of Capital Securities may institute a legal proceeding directly against GWFC to enforce the Guarantee Trustee's rights under the Guarantee, without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

  The obligations of GWFC under the Declaration, the Guarantee, the Subordinated Notes and the Subordinated Indenture, taken together, provide a full, irrevocable and unconditional guarantee on a subordinated basis by GWFC of payments due on the Capital Securities. See "Description of Guarantee-- General" in the accompanying Prospectus.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

GENERAL

  The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Capital Securities is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (with possible retroactive effect) and possible differing interpretations. This discussion deals only with Capital Securities held as capital assets and (i) does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, or persons whose functional currency is not the United States dollar, (ii) does not include any description of the tax laws of any state or local government or of any foreign government that may be applicable to the Capital Securities, and (iii) does not deal with persons holding Capital Securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes. This discussion also does not deal with holders other than the original purchasers of the Capital Securities or with holders who are not U.S. Holders (as defined below). Persons considering the purchase of the Capital Securities should consult their tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Capital Securities arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Capital Security that is for United States federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source, or (iv) any other person whose income or gain in respect of a Capital Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Capital Security that is not a U.S. Holder.

CLASSIFICATION OF THE TRUST

  In connection with the issuance of the Capital Securities, O'Melveny & Myers LLP, special tax counsel to GWFC and the Trust, has rendered its opinion to the effect that, under then current law and assuming full compliance with the terms of the Declaration and the Subordinated Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each U.S. Holder of a Capital Security will generally be considered the owner of an undivided interest in the Subordinated Notes, and each U.S. Holder will be required to include in its gross income its pro rata share of the interest income, including original issue discount (as described below), paid or accrued with respect to its undivided interest in those Subordinated Notes whether or not cash is actually distributed to the U.S. Holder. See "Interest Income and Original Issue Discount."

CLASSIFICATION OF THE SUBORDINATED NOTES

  In connection with the issuance of the Subordinated Notes, O'Melveny & Myers LLP, special tax counsel to GWFC and the Trust, will render its opinion generally to the effect that, under then current United States federal income tax law and assuming full compliance with the terms of the Subordinated Indenture (and certain other documents), and based on certain facts and assumptions contained in such opinion, the Subordinated Notes held by the Trust will be classified for United States federal income tax purposes as indebtedness of GWFC. By acceptance of a Capital Security, each holder covenants to treat the Subordinated Notes as indebtedness and the Capital Securities as evidence of an indirect beneficial ownership in the Subordinated Notes.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

  Under recently issued Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a "remote" contingency that stated interest will not be timely paid will be ignored in determining whether a debt instrument is issued with original issue discount ("OID"). GWFC believes that the likelihood of its exercising its option to defer payments is remote. Based on the foregoing, GWFC believes that the Subordinated Notes will not be considered to be issued with OID at the time of their original issuance and, accordingly, a holder of a Capital Security should include in gross income such holder's allocable share of interest on the Subordinated Notes.

  Under the Regulations, if GWFC exercised its option to defer any payment of interest, the Subordinated Notes would at that time be treated as issued with OID, and all stated interest on the Subordinated Notes would thereafter be treated as OID as long as the Subordinated Notes remained outstanding. In such event, all of a holder's taxable interest income with respect to the Subordinated Notes would be accounted for as OID on an economic accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a holder would be required to include in gross income OID even though GWFC would not make any actual cash payments during an Extension Period.

  The Regulations have not been addressed in any rulings or other interpretations by the Internal Revenue Service (the"IRS"), and it is possible that the IRS could take a position contrary to the interpretation herein.

  Subsequent uses of the term "interest" in this summary include income in the form of OID.

  Corporate U.S. Holders of Capital Securities will not be entitled to a dividends received deduction with respect to any income recognized with respect to the Capital Securities.

MARKET DISCOUNT AND BOND PREMIUM

  U.S. Holders of Capital Securities, other than U.S. Holders who purchased the Capital Securities for a price equal to their par amount plus accrued interest upon their original issuance, may be considered to have acquired their undivided interests in the Subordinated Notes at a market discount, premium or acquisition premium as such phrases are defined for United States federal income tax purposes. Such U.S. Holders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the Capital Securities.

RECEIPT OF SUBORDINATED NOTES OR CASH UPON LIQUIDATION OF THE TRUST

  Under certain circumstances, as described under the captions "Description of the Offered Capital Securities--Special Event Redemption or Distribution," and "--Liquidation of Trust and Distribution of Subordinated Notes to Holders," Subordinated Notes may be distributed to U.S. Holders in exchange for the Capital Securities and in liquidation of the Trust. Under current law, such a distribution, for United States federal income tax purposes, would be treated as a non-taxable event to each U.S. Holder, and each U.S. Holder would receive an aggregate tax basis in the Subordinated Notes equal to such U.S. Holder's aggregate tax basis in its Capital Securities. A U.S. Holder's holding period in the Subordinated Notes so received in liquidation of the Trust would include the period during which the Capital Securities were held by such U.S. Holder.

  If, however, the liquidation of the Trust were to occur because the Trust is subject to United States federal income tax with respect to income accrued or received on the Subordinated Notes, the distribution of the Subordinated Notes to holders of Capital Securities by the Trust would be a taxable event to the Trust and each holder, and the holder would recognize gain or loss as if the holder had exchanged its Capital Securities for the Subordinated Notes it received upon the liquidation of the Trust. A holder of Capital Securities will include interest in income in respect of Subordinated Notes received from the Trust in the manner described above under "Interest Income and Original Issue Document."

  Under certain circumstances described herein (see "Description of the Offered Capital Securities"), the Subordinated Notes may be redeemed for cash and the proceeds of such redemption distributed to U.S. Holders in redemption of their Capital Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Capital Securities, and a U.S. Holder would recognize gain or loss as if it sold such redeemed Capital Securities for cash. See "Sales of Capital Securities" below.

SALES OF CAPITAL SECURITIES

  A holder that sells (including a redemption for cash) Capital Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Capital Securities and the amount realized on the sale of such Capital Securities. Assuming that GWFC does not exercise its option to defer payment of interest on the Subordinated Notes, and the Capital Securities are not considered issued with OID, a holder's adjusted tax basis in the Capital Securities generally will be its initial purchase price. If the Subordinated Notes are deemed to be issued with OID as a result of GWFC's deferral of any interest payment or otherwise, a holder's tax basis in the Capital Securities generally will be its initial purchase price, increased by OID previously includible in such holder's gross income to the date of disposition and decreased by distributions or other payments received on the Capital Securities since and including the date of the first Extension Period. Such gain or loss generally will be a capital gain or loss (except to the extent any amount realized is treated as a payment of accrued interest with respect to such holder's pro rata share of the Subordinated Notes required to be included in income) and generally will be long-term capital gain or loss if the Capital Securities have been held for more than one year.

  Should GWFC exercise its option to defer any payment of interest on the Subordinated Notes, the Capital Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Subordinated Notes. In the event of such a deferral, a holder who disposes of its Capital Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income accrued but unpaid interest on the Subordinated Notes to the date of disposition as OID and to add such amount to its adjusted tax basis in its pro rata share of the underlying Subordinated Notes deemed disposed of. To the extent the selling price is less than the holder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

INFORMATION REPORTING TO U.S. HOLDERS

  Income on the Capital Securities will be reported to U.S. Holders on Forms 1099, which forms should be mailed to U.S. Holders of Capital Securities by January 31 following each calendar year.

BACKUP WITHHOLDING

  Backup withholding of the United States federal income tax at a rate of 31% may apply to payments made in respect of Subordinated Notes to registered owners who are not "exempt recipients" or who fail to comply with certain procedures for providing certain identifying information (such as the registered owner's taxpayer identification number) in the required manner.

  Upon the sale of Subordinated Notes to (or through) certain brokers, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller provides, in the required manner, certain identifying information.

  Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the Internal Revenue Service.

POSSIBLE TAX LAW CHANGES

  On March 19, 1996, President Clinton proposed the Bill, which would have, among other things, generally denied corporate issuers a deduction for interest in respect of certain debt obligations, such as the Subordinated Notes issued on or after December 7, 1995. On March 29, 1996, Senate Finance Committee Chairman William V. Roth, Jr. and House Ways and Means Committee Chairman Bill Archer issued the joint statement, which indicated their intent that the Bill, if adopted by either of the tax-writing committees of Congress, would have an effective date that is no earlier than the date of "appropriate Congressional action." In addition, Senator Daniel Patrick Moynihan and Representatives Sam M. Gibbons and Charles B. Rangel wrote the Democrat Letters, which supported the view expressed in the Joint Statement. Based upon the Joint Statement, it is expected that if the Bill were to be enacted, such legislation would not apply to the Subordinated Notes. There can be no assurances, however, that the effective date guidance contained in the Joint Statement and Democrat Letters will be incorporated into the Bill, if enacted, or that other legislation enacted after the date hereof will not otherwise adversely affect the ability of GWFC to deduct the interest payable on the Subordinated Notes. Accordingly, there can be no assurance that a Tax Event will not occur. See "Description of the Offered Capital Securities--Special Event Redemption or Distribution" and "Risk Factors--Possible Tax Law Changes Affecting the Capital Securities."

  THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE CAPITAL SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                         CERTAIN ERISA CONSIDERATIONS

  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (a "Plan"), should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the Capital Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

  Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (also "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("Parties in Interest") with respect to such Plan. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(5) of ERISA) are not subject to the requirements of ERISA or
Section 4975 of the Code.

  Under a regulation (the "Plan Assets Regulation") issued by the U.S. Department of Labor (the "DOL"), the assets of the Trust would be deemed to be "plan assets" of a Plan for purposes of ERISA and Section 4975 of the Code if "plan assets" of the Plan were used to acquire an equity interest in the Trust and no exception were applicable under the Plan Assets Regulation. An "equity interest" is defined under the Plan Assets Regulation as any interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features and specifically includes a beneficial interest in a trust.

  Pursuant to an exception contained in the Plan Assets Regulation, the assets of the Trust would not be deemed to be "plan assets" of investing Plans if, immediately after the most recent acquisition of any equity interest in the Trust, less than 25% of the value of each class of equity interests in the Trust were held by Plans, other employee benefit plans not subject to ERISA or
Section 4975 of the Code (such as governmental, church and foreign plans), and entities holding assets deemed to be "plan assets" of any Plan (collectively, "Benefit Plan Investors"), or if the Capital Securities were "publicly-offered securities" for purposes of the Plan Assets Regulation. No assurance can be given that the value of the Capital Securities held by Benefit Plan Investors will be less than 25% of the total value of such Capital Securities at the completion of the initial offering or thereafter, and no monitoring or other measures will be taken with respect to the satisfaction of the conditions to this exception. In addition, the Capital Securities may be "publicly-offered securities" under the Plan Assets Regulation if they are widely held (i.e., held by 100 or more investors independent of the Trust and each other) and freely transferable; no assurance can be given that these conditions will be met. All of the Common Securities will be purchased and initially held by GWFC.

  Certain transactions involving the Trust could be deemed to constitute direct or indirect prohibited transactions under ERISA and Section 4975 of the Code with respect to a Plan if the Capital Securities were acquired with "plan assets" of such Plan and the assets of the Trust were deemed to be "plan assets" of Plans investing in the Trust. For example, if GWFC is a Party in Interest with respect to an investing Plan (either directly or by reason of its ownership of its subsidiaries), extensions of credit between GWFC and the Trust (as represented by the Subordinated Notes and the Guarantee) would likely be prohibited by Section 406(a)(1)(B) of ERISA and Section 4975(c)(1)(B) of the Code, unless exemptive relief were available under an applicable administrative exemption (see below). In addition, if GWFC were considered to be a fiduciary with respect to the Notes as a result of certain powers it holds (such as the powers to remove and replace the Property Trustee), certain operations of the Notes, including the optional redemption of the Subordinated Notes, could be considered to be prohibited transactions under Section 406(b) of ERISA and Section 4975(c)(1)(E) of the Code. In addition, each investing plan, by purchasing the Capital Securities, will be deemed to have directed the Trust to invest in the Subordinated Notes, to have appointed the Property Trustee, and to have agreed that GWFC is not a fiduciary with respect to such plan's interest in the Capital Securities.

  The DOL has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Capital Securities if assets of the Trust were deemed to be "plan assets" of Plans investing in the Trust as described above. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

  Because the Capital Securities may be deemed to be equity interests in the Trust for purposes of applying ERISA and Section 4975 of the Code, the Capital Securities may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption. Any purchaser or holder of the Capital Securities or any interest therein will be deemed to have represented by its purchase and holding thereof that it either (a) is not a Plan or (b) is eligible for the exemptive relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable exemption with respect to such purchase or holding. If a purchaser or holder of the Capital Securities that is a Plan or a Plan Asset Entity elects to rely on an exemption other than PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, GWFC and the Trust may require a satisfactory opinion of counsel or other evidence with respect to the availability of such exemption for such purpose and holding.

  Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Capital Securities on behalf of or with "plan assets" of any Plan consult with their counsel regarding the potential consequences if the assets of the Trust were deemed to be "plan assets" and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or any other applicable exemption.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement, GWFC and the Trust have agreed that the Trust will sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase from the Trust, the respective number of Capital Securities set forth opposite its name below:

                                                                      NUMBER OF
                                                                       CAPITAL
                                UNDERWRITER                           SECURITIES
                                -----------                           ----------
   Goldman, Sachs & Co. .............................................
   Merrill Lynch, Pierce, Fenner & Smith
   Incorporated......................................................
   Lehman Brothers Inc. .............................................
   Smith Barney Inc. ................................................
                                                                       -------
       Total.........................................................  165,000
                                                                       =======

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all the Capital Securities offered hereby, if any are taken.

  The Underwriters propose to offer the Capital Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such
price less a concession of $    per Capital Security. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $    per
Capital Security to certain brokers and dealers. After the Capital Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.

  In view of the fact that the proceeds from the sale of the Capital Securities will be used to purchase the Subordinated Notes issued by GWFC, the Underwriting Agreement provides that GWFC will pay as Underwriters' compensation for the Underwriters' arranging the investment therein of such
proceeds an amount of $    per Capital Security for the accounts of the
several Underwriters.

  GWFC and the Trust have agreed that, during the period beginning from the
date of the Underwriting Agreement and continuing to and including         ,
they will not offer, sell, contract to sell or otherwise dispose of any Capital Securities, any other beneficial interests in the assets of the Trust, or any capital securities or any other securities of the Trust or GWFC which are substantially similar to the Capital Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive securities, preferred securities or any such substantially similar securities of either the Trust or GWFC, without the prior written consent of the Underwriters, except for the Capital Securities offered in connection with this offering.

  Prior to this offering, there has been no public market for the Capital Securities. The Underwriters have advised GWFC that they intend to make a market in the Capital Securities, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Capital Securities.

  GWFC and the Trust have agreed to indemnify the several Underwriters against, or contribute to payments that the Underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act of 1933.

  Certain of the Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to GWFC and its affiliates, for which such Underwriters or their affiliates have received or will receive customary fees and commissions.

                                 LEGAL MATTERS

  The validity of the Capital Securities will be passed upon by Skadden, Arps, Slate, Meager & Flom (Delaware), special counsel to the Trust. The validity of the Subordinated Notes, the Guarantee and certain matters relating thereto will be passed upon for GWFC by O'Melveny & Myers LLP. Brown & Wood LLP will act as counsel to the Underwriters.

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 NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRE-
SENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHOR-IZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PRO-SPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CRE-ATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF GWFC SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                  -----------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
Risk Factors..............................................................  S-4
Recent Financial Results..................................................  S-8
Capitalization of GWFC....................................................  S-9
Accounting Treatment......................................................  S-9
Reason for Transaction....................................................  S-9
Use of Proceeds...........................................................  S-9
Description of the Offered Capital Securities............................. S-11
Description of the Subordinated Notes..................................... S-23
Effect of Obligations Under the Subordinated Notes and the Guarantee...... S-28
Certain Federal Income Tax Consequences................................... S-29
Certain ERISA Considerations.............................................. S-32
Underwriting.............................................................. S-35
Legal Matters............................................................. S-36

                                  PROSPECTUS

Available Information.......................................................   2
Incorporation of Certain Documents by Reference.............................   2
The Company.................................................................   4
The Trust...................................................................   4
Use of Proceeds.............................................................   5
Selected Financial Data.....................................................   6
Ratio of Earnings to Fixed Charges..........................................   7
Description of Debt Securities..............................................   7
Description of Preferred Stock..............................................  14
Description of Depositary Shares............................................  18
Description of Common Stock.................................................  21
Description of Preferred Securities.........................................  22
Description of Guarantee....................................................  23
Description of Securities Warrants..........................................  26
Plan of Distribution........................................................  29
Experts.....................................................................  29

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                       GREAT WESTERN FINANCIAL TRUST II

                      % CAPITAL SECURITIES, SERIES A

         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                      GREAT WESTERN FINANCIAL CORPORATION

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------

                             GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                                LEHMAN BROTHERS
                               SMITH BARNEY INC.

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